EXHIBIT 99.1

Hi-Tech Pharmacal Receives Final Approval for Fluticasone Propionate Nasal Spray, 50mcg

AMITYVILLE, N.Y January 16, 2008—Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) announced today that the US Food and Drug Administration (FDA) has granted final approval to the Company's Abbreviated New Drug Application (ANDA) for fluticasone propionate nasal spray, 50mcg. Hi-Tech's fluticasone propionate nasal spray is the AB-rated generic equivalent of GlaxoSmithKline’s Flonase®, which is used in the management of the nasal symptoms of seasonal and perennial allergic and non-allergic rhinitis. Sales of branded and generic fluticasone propionate nasal spray, 50mcg was over $700 million for the 12 months ended June 2007 according to IMS sales data. Hi-Tech will begin immediate shipment of fluticasone propionate nasal spray, 50mcg.

David Seltzer, President and CEO of Hi-Tech Pharmacal said, “We are very excited about the approval of fluticasone propionate nasal spray. Given the large size of the market and the limited number of competitors, we are optimistic about the contribution that this product will make to the Company’s sales and profits”.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Hi-Tech Pharmacal Co., Inc.

Christopher LoSardo, VP Corporate Development, 631-789-8228
William Peters, CFO, 631-789-8228